Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 29, 2015 is made and entered into by and between Synergy Pharmaceuticals Inc., a company incorporated under the laws of the state of Delaware (the “Company”), and Troy M. Hamilton, an individual (the “Executive”).

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1                               Duties and Responsibilities. Executive shall serve as Chief Commercial Officer, and will report directly to the Chief Executive Officer.  During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such position and other appropriate duties as may be assigned to Executive by the Company’s Chief Executive Officer from time to time. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2                               Employment Term.  The term of Executive’s employment under this Agreement shall commence as of July 8, 2015 (the “Effective Date”) and shall continue for 12 months, unless earlier terminated in accordance with Section 4 hereof.  The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the “Employment Term,” such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective “Employment Term” as that term is defined below.  The period commencing as of the Effective Date and ending 12 months thereafter or such later date to which the term of Executive’s employment under the Agreement shall have been extended by mutual written agreement is referred to herein as the “Employment Term.”

1.3                               Extent of Service.  During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and, subject to Section 1.1, to devote substantially all Executive’s business time, attention and energy thereto.  Executive may not serve as a Director on other company Boards without prior written consent of the Company’s Board of Directors (the “Board”), which consent shall not be unreasonably withheld.

1.4                               Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $350,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly).  The Base Salary shall be subject to all state, Federal, and local payroll tax withholding and any other withholdings required by law.

1.5                               Incentive Compensation.  Executive shall be eligible to earn a cash bonus of up to 40% of his base salary for each twelve-month period during the Employment Term at the discretion of the Company’s Board of Directors, or if the Board organizes a compensation committee, such committee (the “Committee”).  Executive’s bonus, if any, shall be subject to all applicable tax and payroll withholdings.

1.6                               Other Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.  Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of his duties and responsibilities.

1.7                               Reimbursement of Expenses; Vacation; Sick Days and Personal Days.  Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group.  Executive shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level executives, but not less than three (3) weeks of vacation per calendar year, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Chief Executive Officer.  Unused vacation time will be forfeited as of December 31 of each calendar year of the Employment Term.  Executive shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year.

1.8                               No Other Compensation.  Except as expressly provided in Sections 1.4 through 1.7, Executive shall not be entitled to any other compensation or benefits.

2.                                      Confidential Information.  Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that she will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Executive also covenants that at any time after the termination of such employment, directly or indirectly, she will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of Executive’s employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.  As a condition of Executive’s continued employment with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit “A”, and incorporated herein by this reference.

3.                                      Non-Competition; Non-Solicitation.

3.1                               Non-Compete.  The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on her own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Section 3.1, (i) “Competing Business” means any biotechnology or pharmaceutical company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to guanylyl cyclase receptor agonists and (ii) “Covered Area” means all geographical areas of the United States and foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents.  Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

3.2                               Non-Solicitation.  The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates.

3.3                               Remedies.  The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein.  Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4.                                      Termination.

4.1                               Termination Without Cause or for Good Reason.

(a)                                 If this Agreement is terminated by the Company other than for Cause (as defined in Section 4.4 hereof) or as a result of Executive’s death or Permanent Disability (as defined in Section 4.2 hereof), or if Executive terminates his employment for Good Reason (as defined in Section 4.1 (b) hereof) prior to the Expiration Date, Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

(i)                                     a severance payment (the “Severance Payment”), which amount shall be paid in a cash lump sum within ten (10) days of the date of termination, in an amount equal to the higher of the aggregate amount of the Executive’s Base Salary for the then remaining term of this Agreement or twelve times the average monthly Base Salary paid or accrued during the three full months immediately preceding such termination;

(ii)                                  immediate vesting of all unvested stock options and the extension of the exercise period of such options to the later of the longest period permitted by the Company’s stock option plans or ten years following the Termination Date;

(iii)                               payment in respect of compensation earned but not yet paid (the “Compensation Payment”) which amount shall be paid in a cash lump sum within ten (10) days of the date of termination; and

(iv)                              payment of the cost of comprehensive medical insurance for Executive for a period of twelve months following the termination.

(b)                                 For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):

(i)                                     Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive’s duties or responsibilities (except in connection with the termination of Executive’s employment for Cause, as a result of Permanent Disability, as a result of Executive’s death or by Executive other than for Good Reason);

(ii)                                  A reduction by the Company in Executive’s Base Salary or any failure of the Company to reimburse Executive for material expenses described in Section 1.7 of this Agreement;

(iii)                               The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of Company as provided for in Section 5.6 hereof;

(iv)                              Moving the principal offices of Company to a location outside of the Metropolitan New York Area; or

(v)                                 Upon a Change of Control of Company (as such term is hereinafter defined).

(c)                                  The following provisions shall apply in the event compensation provided in Section 4.1 (a) becomes payable to the Executive:

(i)                                     In the event the severance compensation provided for in subsection 4.1(a)  above cannot be finally determined on or before the tenth day following such termination, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company of the minimum amount of such compensation and shall pay the remainder of such compensation (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(7)(C)(1) of the Code).

(ii)                                  If the payment of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay the Executive on or before the tenth day following the Date of Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment, whether payable pursuant to the terms of Section 4 of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated (or which, as a result of the completion of transaction causing such a Change in control, will become affiliated) with the Company within the meaning of Section 1504 of Code (the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 28OG(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 28OG(b)(1) shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 28OG(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (B) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Total Payments or (II) the amount of excess parachute payments or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 28OG(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence an the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company at the time the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment that can be repaid such that the Executive remains whole on an after-tax basis following such repayment (taking into account any reduction in income or excise taxes to the Executive from such repayment) plus interest on the amount of such repayment at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code. In the event the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

4.2                               Permanent Disability.                            If Executive becomes totally and permanently disabled (as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof) (“Permanent Disability”), Company or Executive may terminate this Agreement on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

(i)                                     amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains for the Executive, if any, during the term hereof;

(ii)                                  the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination; and

(iii)                               immediate vesting of all unvested stock options.

4.3                               Death.            In the event of Executive’s death during the term of his employment hereunder, Executive’s estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(i)                                     compensation equal to one year’s Base Salary (calculated by multiplying the average monthly Base Salary paid or accrued for the three full calendar months immediately prior to such event) which shall be paid within 30 days of such termination;

(ii)                                  any death benefits provided under the Executive benefit programs, plans and practices in which the Executive has an interest, in accordance with their respective terms;

(iii)                               the Compensation Payment which shall be paid to Executive’s estate as a cash lump sum within 30 days of such termination; and

(iv)                              such other payments under applicable plans or programs to which Executive’s estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

4.4                               Voluntary Termination by Executive: Discharge for Cause.                  The Company shall have the right to terminate this Agreement for Cause (as hereinafter defined). In the event that Executive’s employment is terminated by Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive’s Permanent Disability or death, prior to the Termination Date, Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment.  As used herein, the term “Cause” shall be limited to (i) willful malfeasance or willful misconduct by Executive in connection with the services to the Company in a matter of material importance to the conduct of the Company’s affairs which has a material adverse affect on the business of the Company, or (ii) the conviction of Executive for commission of a felony.  For purposes of this subsection, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Termination of this Agreement pursuant to this Section 4.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of all of the members of the Board of Directors called and held for such purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board of Directors prior to such vote), finding that in the good faith business judgment of such Board of Directors, Executive was guilty of conduct set forth in any of clauses (i) through (ii) above and specifying the particulars thereof.

4.5 Change of Control Definition.           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any Executive benefit plan sponsored by the Company, or such person on the Effective Date hereof is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule

13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

4.6                               Rights and Obligations.                   If a Change in Control of the Company shall have occurred while the Executive is Officer of the Company, the Executive shall be entitled to the compensation provided in Section 4.1 of this Agreement upon the subsequent termination of this Agreement by either the Company, or the Executive within two years of the date upon which the Change in Control shall have occurred, unless such termination is a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement; or (iv) the Executive’s termination for Cause.

5.                                      General Provisions.

5.1                               Modification; No Waiver.  No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.  Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement.  The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2                               Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Synergy Pharmaceuticals Inc.
420 Lexington Avenue, Suite 2012
New York, NY 10170

If to Executive, to:

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.4                               Further Assurances.  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5                               Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6                               Successors and Assigns.  Executive may not assign this Agreement without the prior written consent of the Company.  The Company may assign its rights without the written consent of Executive, so long as the Company or its assignee complies with the other material terms of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.  The Company’s subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7                               Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8                               Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

SYNERGY PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
Chairman and CEO

/s/ Troy M. Hamilton
Troy M. Hamilton
Chief Commercial Officer